Exhibit 99.1

Shuttle Pharma Files Provisional Patent for PSMA Ligand Conjugates to Treat Prostate Cancer

Filing provisional patent application with the USPTO entitled “PSMA-Targeted PARP Inhibitor conjugates for Precision Cancer Therapy” key to advancement of Diagnostic program

Dr. Alan Kozikowski, internationally acclaimed pioneer in the discovery of a critical PSMA targeting ligand for clinical applications is co-inventor

Theranostic molecule designed to preferentially target prostate cancer cells to the effects of radiation and chemotherapeutic agents

GAITHERSBURG, Md., April 10, 2025 — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH) (“Shuttle Pharma” or the “Company”), a discovery and development stage specialty pharmaceutical company focused on improving outcomes for cancer patients treated with radiation therapy (RT), today announced the filing of a key provisional patent application with the United States Patent and Trademark Office (USPTO) entitled “PSMA-Targeted PARP Inhibitor Conjugates for Precision Cancer Therapy.”

The filing is yet another critical advancement within the Company’s Diagnostic subsidiary which aims to develop highly specific and effective theranostic agents for metastatic castration-resistant prostate cancer, leveraging its high expression on prostate cancer cells for accurate imaging and for targeted therapy delivery using radio labelled PSMA ligands.

The filing comes through Shuttle Pharma’s collaboration with internationally renowned medicinal chemist, Dr. Alan Kozikowski. Dr. Kozikowski’s original medicinal chemistry research performed in collaboration with Professor Joseph Neale and conducted at Georgetown University Medical Center were a component in the creation of both Pylarify and Pluvicto.

This is the second patent application covering intellectual property that was discovered as part of that project. The concept of targeting cellular antigens using antibody-drug-conjugates (ADCs) has been an active and promising area of research over the past decade. Since the PSMA targeting ligands are much smaller in size, and offer potential advantages for more efficient drug delivery, at least for prostate cancer treatment, this may offer a promising avenue of research.

Shuttle Diagnostics is a wholly owned subsidiary of Shuttle Pharma which aims to develop pretreatment diagnostic blood tests for prostate cancer patients. Current focus is on both, the PSMA-B ligand, as well as the PC-Rad test for predicting outcomes following radiation therapy for localized prostate cancer. There are currently no available tests on the market that are predictive of success for a specific treatment.

“I believe a significant opportunity exists for PSMA ligands for prostate cancer diagnosis and treatment,” commented Anatoly Dritschilo, MD, Shuttle Pharma’s Chairman and Chief Scientific Officer. “The Shuttle Pharma scientists have collaborated with Dr. Kozikowski on discovery projects for radiation sensitizing drugs and have recently focused on discovery of novel PSMA ligands with the intent of targeting prostate cancer cells preferentially to the effects of radiation and chemotherapeutic agents. We look forward to the continued advancement of our Shuttle Diagnostics’ subsidiary and the opportunity to develop a theranostic that has the potential to play a significant role in the future diagnosis and treatment of prostate cancer.”

According to the American Cancer Society, 1 in 8 men will be diagnosed with prostate cancer during their lifetimes. At initial diagnosis, approximately half of the patients present with early-stage prostate cancer for which curative management is available either through surgery or radiation therapy. Patients who present with metastatic prostate cancers that have spread beyond the prostate are managed with androgen deprivation therapy, cytotoxic chemotherapeutic agents or radiopharmaceuticals to inhibit cancer growth. However, toxicities resulting from off-target effects of cytotoxic agents limit the doses of drug that can be administered and result in poor patient acceptance of such treatments.

Most prostate cancers express the PSMA antigen on the surface of cancer cells. Discovery of a peptide PSMA ligand that binds to the PSMA molecule with high affinity has enabled development of targeted diagnostic and therapeutic agents and stimulated research and the pharmaceutical industry to build on the PSMA targeting concept. Indeed, incorporation of various radioisotopes into molecules containing the PSMA ligand have demonstrated applications for imaging prostate cancer (PET Scanning) and for treatment of metastatic prostate cancer using radiopharmaceuticals.

We believe a significant opportunity exists for PSMA ligands for prostate cancer diagnosis and treatment, particularly in the development of highly specific and effective theranostic agents for metastatic castration-resistant prostate cancer, leveraging its high expression on prostate cancer cells for accurate imaging and targeted therapy delivery using radio labelled PSMA ligands. According to Clarivate, the Global PSMA PET Imaging Market reached $1.5 billion in 2022 and is expected to reach $2.0 billion by 2030. Pluvicto®, a targeted radiopharmaceutical treatment for PSMA-positive metastatic prostate cancer, has a predicted market size of $2 billion.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharma is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Safe Harbor Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning the development of our company. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of Shuttle Pharma’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 24, 2025, as well other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle Pharmaceuticals specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Shuttle Pharmaceuticals

Anatoly Dritschilo, M.D.

Chairman and Chief Scientific Officer

240-403-4212

info@shuttlepharma.com

Investor Contacts

Lytham Partners, LLC

Robert Blum

602-889-9700

shph@lythampartners.com